EXHIBIT 10.3

September 19, 2016

Alex Pease
[ADDRESS]

Dear Alex:

You have made a favorable impression on everyone you have met during our interview process. Your depth of experience, business competence and leadership capabilities are characteristics we value at Snyder’s-Lance. Therefore we are excited to offer you the position of Executive Vice President and Chief Financial Officer reporting to Carl E. Lee, Jr., Chief Executive Officer. Below are the details of your employment offer:

Start Date: November 1, 2016 (or earlier)

Base Compensation: Annualized base salary of $535,000 subject to applicable withholdings. Eligibility for an annual performance review and merit increase beginning in January 2018.

Annual Incentive Plan (AIP) Participation: AIP target of 75% of base salary. Eligibility for participation in the 2016 performance year on a pro-rated basis, however guaranteed at a minimum $100,000.

Long Term Incentive Plan Participation: First annual grant beginning in quarter one, 2017 at $700,000. Components of the plan design include restricted stock, stock options and performance shares. Further details of the plan are specified in the 2016 Key Employee Incentive Plan document which will be provided to you upon grant date.

Special One Time Sign On:

•	$100,000 cash payment (less applicable taxes and deductions) to be paid within 30 days of start date

•	Sign on equity award in November 2016, with a value of $300,000 in the form of restricted stock units and non-qualified stock options.

•	$450,000 cash payment (less applicable taxes and deductions) to be paid in June 2017.

Benefits and additional details:

•	Eligibility to participate in all of our Company sponsored benefit and retirement plans.

•	Four weeks of paid vacation effective in 2017.

•	Access to a Snyder’s-Lance Inc. corporate membership at Ballantyne Country Club. You will be responsible for all charges as well as monthly dues and any assessments.

This offer is contingent upon successful completion of our standard pre-employment drug screen and background investigation. After receiving your signed acceptance, the necessary forms to be completed to initiate this process will be emailed to you.

We remind you that you will be an “at-will” employee, meaning that you or Snyder’s-Lance may terminate the employment at any time for any reason not prohibited by law with or without prior notice. Nothing in this offer letter alters your status as an “at-will” employee. Further, nothing in this offer is intended to create a contract for employment or guarantee of continued employment with Snyder’s-Lance.

Alex, it is an exciting time for our organization, and we are very confident that you will help us achieve our growth goals. We have all enjoyed getting to know you, and we are very excited to have you join our team.

Your acceptance of this offer may be communicated by signing below and forwarding a copy to my attention by 5:00 pm September 20 2016. After this time, this offer will expire. Please scan and email back to me at xxx@xxx.com

If you have any questions, please do not hesitate to contact me at (xxx) xxx-xxxx.

Sincerely,

Andrea Frohning
Chief Human Resources Officer

Acknowledgement of Acceptance:

/s/ Alex Pease	September 19, 2016
Alex Pease	Date